Exhibit 3.1

THE BANK OF NEW YORK MELLON CORPORATION

AMENDED AND RESTATED BY-LAWS

(As Amended April 14, 2009)

****

ARTICLE TWO

Directors

Section 9. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine in ~~its Board Policies adopted at its Organization Meeting each year~~accordance with the Corporate Governance Guidelines or which are otherwise furnished to the Directors at ~~such~~its Organization Meeting each year, and if so determined or furnished, notice of such meetings need not be given~~, provided that at least 25 percent of such regular meetings (but if the number of such meetings is less than eight, no more than two per year) shall be held in Pittsburgh, Pennsylvania~~.

ARTICLE THREE

Committees of the Board of Directors

Section 1. APPOINTMENT; POWERS. The Board of Directors may appoint one or more standing or temporary committees consisting of two or more Directors. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member~~; provided, that during the Specified Period (as defined in Article Five), a Continuing BNY Director (as defined in Article Five) shall be appointed as an alternate for a member of the committee who is a Continuing BNY Director and a Continuing Mellon Director (as defined in Article Five) shall be appointed as an alternate for a member of the committee who is a Continuing Mellon Director~~. The Board of Directors may invest such committees with such powers and authority, subject to such conditions, as it may see fit, but no such committee shall have the power or authority with respect to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing these By-Laws.

Section 3. AUDIT ~~AND EXAMINING~~ COMMITTEE. Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members, none of whom shall be an officer of the Corporation, an Audit ~~and Examining~~ Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Audit ~~and Examining~~ Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Audit ~~and Examining~~ Committee.

ARTICLE FOUR

Officers

Section 7. CHIEF AUDITOR. Subject to any requirement of law or the rules of any exchange on which shares of Common Stock of the Corporation are listed, the Board of Directors shall appoint a Chief Auditor who shall be the chief auditing officer of the Corporation. He or she shall report to the Audit ~~and Examining~~ Committee and shall continuously examine the affairs of the Corporation under the general supervision and direction of the Board of Directors. He or she shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the ~~Auditing and Examining~~Audit Committee or the Board of Directors. The Board of Directors may also appoint other officers who shall perform such auditing duties as may be assigned to them by the Board of Directors or the Chief Auditor of the Corporation.

ARTICLE FIVE

Certain Governance Matters

Section 4. LEAD DIRECTOR. During the period beginning at the Effective Time and ending on the eighteen-month anniversary of the Effective Time, the lead Director of the Corporation shall be a Continuing BNY Director selected by the Continuing BNY Directors Committee. During the period beginning on the eighteen-month anniversary of the Effective Time and ending on the thirty-six month anniversary of the Effective Time, the lead Director of the Corporation shall be a Continuing Mellon Director selected by the Continuing Mellon Directors Committee. Thereafter, the lead Director shall be a Director selected by a majority of the entire Board of Directors. The Lead Director shall have such duties and responsibilities as may be set forth in the Corporation’s ~~Board policies~~Corporate Governance Guidelines from time to time.

Section 5. ~~COMPOSITION OF COMMITTEES. During the Specified Period, the Human Resources and Compensation Committee shall be comprised of at least five members with a number of Continuing Mellon Directors that is greater by one than the number of Continuing BNY Directors on the Committee, and a Continuing Mellon Director shall be the chair of each such Committee. During the Specified Period, each of the Executive Committee, Audit and Examining Committee, Corporate Governance and Nominating Committee and Risk Committee shall be comprised of at least five members with a number of Continuing BNY Directors that is greater by one than the number of Continuing Mellon Directors on the Committee and a Continuing BNY Director shall be~~

~~the chair of each such Committee. During the Specified Period, the Corporate Social Responsibility Committee shall be comprised of at least four members, of whom two shall be Continuing BNY Directors and two shall be Continuing Mellon Directors~~INTEGRATION COMMITTEE. Until the end of the Specified Period or the date on which the Board of Directors determines to terminate the Integration Committee (which shall not be earlier than the Succession Date) (such termination date, the “Integration Date”), the Integration Committee shall be comprised of two Continuing Mellon Directors and two Continuing BNY Directors and a Continuing Mellon Director shall be the chair of such Committee. At the end of such period, the Integration Committee shall be disbanded.